Issuer Free Writing Prospectus	Filed Pursuant to Rule 433
Registration No. 333-194103
May 19, 2014

Amgen Inc.

FIXED RATE NOTES TERM SHEET

Dated May 19, 2014

$850,000,000 1.250% Senior Notes due 2017 (“2017 Notes”)

$1,400,000,000 2.200% Senior Notes due 2019 (“2019 Notes”)

$1,400,000,000 3.625% Senior Notes due 2024 (“2024 Notes”)

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated May 19, 2014, and the accompanying prospectus (including the documents incorporated by reference in the accompanying prospectus) relating to these securities.

Issuer:	Amgen Inc.

Ranking:	Senior Unsecured

Principal Amount:	2017 Notes: $850,000,000 2019 Notes: $1,400,000,000 2024 Notes: $1,400,000,000

Maturity Date:	2017 Notes: May 22, 2017 2019 Notes: May 22, 2019 2024 Notes: May 22, 2024

Coupon:	2017 Notes: 1.250% 2019 Notes: 2.200% 2024 Notes: 3.625%

Price to Public:	2017 Notes: 99.891% 2019 Notes: 99.807% 2024 Notes: 99.834%

In each case, plus accrued interest from May 22, 2014 if settlement occurs after such date.

Yield to Maturity:	2017 Notes: 1.287% 2019 Notes: 2.241% 2024 Notes: 3.645%

Treasury Benchmark:	2017 Notes: 0.875% due May 15, 2017, yield to maturity 0.787% 2019 Notes: 1.625% due April 30, 2019, yield to maturity 1.541% 2024 Notes: 2.500% due May 15, 2024, yield to maturity 2.545%

Spread to Benchmark:	2017 Notes: 50 bps 2019 Notes: 70 bps 2024 Notes: 110 bps

Interest Payment Dates:	May 22 and November 22, commencing November 22, 2014

Reinvestment Rate:	2017 Notes: 8 bps, 2019 Notes: 10 bps, and 2024 Notes: 20 bps, in each case plus the arithmetic mean of the yields under the respective heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid.

Net Proceeds to Issuer (before expenses):	2017 Notes: $846,948,500 2019 Notes: $1,392,398,000 2024 Notes: $1,391,376,000

Trade Date:	May 19, 2014

Settlement Date:	May 22, 2014 (T+3)

CUSIP:	2017 Notes: 031162 BR0 2019 Notes: 031162 BU3 2024 Notes: 031162 BV1

ISIN:	2017 Notes: US031162BR07 2019 Notes: US031162BU36 2024 Notes: US031162BV19

Denominations:	$2,000 x $1,000

Ratings:	Moody’s: Baa1 S&P: A Fitch: BBB

Joint Book-Running Managers:

Morgan Stanley & Co. LLC (all Fixed Rate Notes)

Barclays Capital Inc. (2017 and 2024 Notes)

Citigroup Global Markets Inc. (2019 and 2024 Notes)

Goldman, Sachs & Co. (2017 and 2024 Notes)

J.P. Morgan Securities LLC (2019 and 2024 Notes)

BNP Paribas Securities Corp (2019 Notes)

Deutsche Bank Securities Inc. (2017 and 2019 Notes)

HSBC Securities (USA) Inc. (2024 Notes)

RBC Capital Markets, LLC (2019 Notes)

RBS Securities Inc. (2017 Notes)

UBS Securities LLC (2017 Notes)

Senior Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. SMBC Nikko Capital Markets Limited TD Securities (USA) LLC UBS Securities LLC Wells Fargo Securities, LLC

Co-Managers:	Banca IMI S.p.A. BNP Paribas Securities Corp Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. RBS Securities Inc.

Amgen Inc. has filed a registration statement (including a prospectus dated as of February 24, 2014) and a prospectus supplement dated as of May 19, 2014 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Amgen Inc. has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or term sheet for complete details. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from Morgan Stanley & Co. LLC by calling 866-718-1649, Barclays Capital Inc. by calling 888-603-5847, Citigroup Global Markets Inc. by calling 800-831-9146, Goldman, Sachs & Co. by calling 866-471-2526, or J.P. Morgan Securities LLC by calling 866-803-9204.

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P and Fitch. Each of the security ratings above should be evaluated independently of any other security rating.

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